Exhibit 99.1

[Letterhead of Maxygen, Inc.]

DuPont Completes Purchase of Maxygen Subsidiary Verdia

WILMINGTON, Del., and REDWOOD CITY, Calif., July 2, 2004 — DuPont (NYSE: DD) and Maxygen, Inc. (Nasdaq: MAXY) yesterday completed the sale of Verdia, Inc., formerly a wholly-owned subsidiary of Maxygen. DuPont purchased the plant sciences company for $64 million in cash. All Verdia employees have accepted offers of employment with DuPont.

DuPont and Maxygen announced the execution of definitive agreements for the sale of Verdia on June 3, 2004. (http://www.maxygen.com/newsview.php?listid=206)

Maxygen, Inc., headquartered in Redwood City, Calif., is focused on creating novel products using its integrated proprietary technologies for human therapeutics. Maxygen’s technologies bring together advances in molecular biology and protein modification to create novel biotechnology products.

DuPont is a science company. Founded in 1802, DuPont puts science to work by solving problems and creating solutions that make people’s lives better, safer and easier. Operating in more than 70 countries, the company offers a wide range of products and services to markets including agriculture, nutrition, electronics, communications, safety and protection, home and construction, transportation and apparel.

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Contacts:	Courtney Chabot Dreyer, DuPont	Jeannine Medeiros, Maxygen
	515-334-4663	650-298-5853
	courtney.dreyer@pioneer.com	jeannine.medeiros@maxygen.com